SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: August 20, 2001

(Date of earliest event reported)

drkoop.com, Inc.

(exact name of registrant as specified in its charter)

Delaware	000-26275	95-4697615
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

225 Arizona Avenue, Suite 250
Santa Monica, CA 90401
(Address of Principal executive offices, including zip code)

(310) 395-5700
(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS.
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 3.7
EXHIBIT 4.8
EXHIBIT 10.111
EXHIBIT 10.112
EXHIBIT 99.1
EXHIBIT 99.2

ITEM 5. OTHER EVENTS.

Series E Preferred Stock Financing.

General. We completed a private placement of $5.0 million of our Series E 8% Convertible Preferred Stock (the “Series E Preferred”). The following summaries of our Series E Preferred and of the agreements that we have entered into are summaries and are qualified in their entirety by references to the agreements and Certificate of Designation of our Series E Preferred which we are filing as exhibits with this report. Investors are urged to review the full text of those documents which define the rights of the new investors.

Our private placement was consummated in two tranches. The first tranche of $4.325 million of Series E Preferred was consummated on August 20, 2001, and the second tranche of $675,000 of Series E Preferred was completed on August 29, 2000. The offering was made solely to accredited investors by way of a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Commonwealth Associates, L.P. (“Commonwealth”) acted as placement agent in the private placement. The 500,000 shares of Series E Preferred issued in the private placement are initially convertible into 62,500,000 shares of our common stock reflecting a conversion price of $0.08 per share. This conversion price is subject to adjustments.

Description of the Series E Preferred.

The Series E Preferred, which was issued for an initial issuance price of $10.00 per share, has a liquidation preference of $15.00 per share, plus accrued and unpaid dividends, which is payable upon:

•	a merger or consolidation of our company with or into another corporation or other entity where the stockholders of our company immediately prior to such event do not retain more than a fifty percent (50%) voting power or equity interest in our company or the successor corporation or other entity, as the case may be,

•	a sale of all or substantially all of the assets of our company, or

•	an acquisition of at least fifty (50%) percent or more of the voting power or equity interest in our company by a single person or “group” (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended).

We may elect to pay the liquidation amount in shares of our common stock in lieu of cash. The liquidation preference of the Series E Preferred is payable to holders of record of the Series E Preferred before and in preference to any distribution to the holders of the common stock, Series D Preferred or any other security junior to the Series E Preferred.

Holders of Series E Preferred are entitled to receive quarterly dividends at the rate of 8% per annum and are payable only when, as, and if declared by our Board of Directors. Such dividends are noncumulative. No dividends may be paid on any common stock, Series D Preferred or any security junior to the Series E Preferred unless all dividends on the Series E Preferred for past and current dividends have been paid. We may elect to pay dividends in shares of our common stock in lieu of cash.

The holders of Series E Preferred are entitled to vote their shares of Series E Preferred on an as-converted basis with the holders of common stock as a single class on all matters submitted to a vote of the holders of common stock, except as otherwise required by applicable law. This means that each share of Series E Preferred will be entitled to a number of votes equal to the number of shares of common stock into which it is convertible on the applicable record date.

Each share of Series E Preferred is convertible at any time, at the option of the holder, into a number of shares of common stock determined by dividing the face value of the Series E Preferred (i.e., $10.00 per share) by the conversion price then in effect (currently $0.08 per share). The Series E Preferred will automatically convert into shares of common stock at the then applicable conversion price upon either a public offering or private placement of our common stock raising gross proceeds in excess of $25.0 million, at a price per share in excess of $1.50 (as adjusted for stock splits, recapitalizations and other similar events).

We may, at our option, cause each share of Series E Preferred to convert into shares of common stock at the conversion price at such time as the closing bid price for our common stock has equaled or exceeded twice the conversion price for a period of 20 consecutive trading days, provided that (i) our the common stock is trading on a national securities exchange, the Nasdaq Small Cap, National Market System or OTCB, (ii) the shares underlying the Series E Preferred Shares are fully registered for resale pursuant to an effective registration statement and are not subject to any lock-up provisions, and (iii) the number of the Series E Preferred which can be converted in any 30 day period will be limited to the number of shares of common stock underlying the Series E Preferred equal to 10 times the average daily trading volume during the 20-day look-back period set forth above.

The initial $0.08 conversion price of our Series E Preferred is subject to adjustment for stock splits, recapitalizations and other similar structural events. In addition, the conversion price is subject to adjustment in the event we issue securities at a price per share less than the then current market price of our common stock or the conversion price of these Series E Preferred, subject to certain exceptions. In addition, if the average closing bid price for our common stock for the 20 trading days preceding August 21, 2002 is less than the then applicable conversion price, the conversion price will automatically be reset to such lower price.

The $0.35 conversion price of our Series D 8% Convertible Preferred Stock (the “Series D Preferred”) and the $0.35 exercise price of the common stock warrants we issued in August 2000 in connection with the sale of the Series D Preferred are both subject to adjustment for stock splits, recapitalizations and other similar structural events or in the event we issue securities at a price per share less than the then current market price of our common stock or the then applicable conversion or exercise price of such securities, subject to certain exceptions. Because the conversion price of the Series E Preferred is less than $0.35, we sought and obtained waivers from a majority of the holders of Series D Preferred and of such common stock warrants. We believe such waivers will be binding on all holders of our Series D Preferred in their capacity as such and on each holder of common stock warrants that executed such a waiver. In connection with the consummation of the financing, we have received an opinion of our Delaware counsel to the effect that, subject to the assumptions, exceptions, limitations and qualifications set forth in the opinion, a Delaware court, if properly presented with the question, would more likely than not treat the waiver as effective under Delaware law with respect to holders of the Series D Preferred. However, we cannot assure you that a holder of Series D Preferred that does not execute a waiver will not challenge this conclusion, though we intend to vigorously defend against any such challenge.

Compensation to Placement Agent. In connection with the private placement, we (i) paid to Commonwealth a fee in the amount of $300,000, (ii) reimbursed Commonwealth for its out-of-pocket expenses in connection with the private placement in the amount of approximately $115,000, and (iii) issued to Commonwealth seven-year warrants to purchase 36,000 shares of Series E Preferred, at an exercise price of $10.00 per share, subject to adjustment for stock splits, recapitalizations and other similar structural events (the “Agency Warrants”). The Agency Warrants have a seven-year term and are exercisable in full immediately.

Registration Rights. We have agreed to file a registration statement under the Securities Act with respect to the resale of the shares of the common stock issuable upon the conversion of the Series E Preferred (including the shares of common stock underlying the Series E Preferred issuable upon the exercise of the Agency Warrants) within three months after the closing of the private placement. Further, we are required to use reasonable best efforts to cause such registration statement to become effective within six months after such closing of the private placement. In addition, we have agreed to grant the holders of these securities unlimited “piggyback” registration rights.

Capitalization Following Private Placement. As of August 28, 2001, we had outstanding 50,548,279 shares of common stock and, on an as converted basis (excluding shares of common stock issuable upon the exercise or conversion of stock options and warrants), the shares of Series E Preferred (assuming the exercise of the Agency Warrants) represent approximately 35% of our outstanding common stock and, on an as converted basis (excluding shares of common stock issuable upon the exercise or conversion of stock options and warrants), the shares of Series D Preferred and shares of Series E Preferred, together, represent approximately 73% of our outstanding common stock. In addition to the 67 million shares of common stock issuable upon conversion of the Series E Preferred (assuming the exercise of the Agency Warrants), our presently outstanding common stock excludes:

•	approximately 73 million shares issuable upon conversion of the outstanding shares of Series D Preferred (assuming no adjustment to the conversion price as a result of the sale of Series E Preferred);

•	approximately 31 million shares issuable upon the exercise of the options outstanding pursuant to stock-based compensation plans or to consultants, of which approximately 13 million have exercise prices of $0.35 per share, approximately 10 million have exercise prices of more than $0.35 per share, and approximately 8 million have exercise prices below $0.35 per share (including options that are subject to future vesting requirements);

•	approximately 28 million shares issuable upon exercise of warrants that we issued in August 2000, with an exercise price of $0.35 per share (assuming no adjustment to the exercise price as a result of the sale of Series E Preferred);

•	approximately 3 million shares issuable upon the exercise of other warrants held by present and former business partners, with exercise prices ranging from $0.35 per share to $8.60 per share; and

•	approximately 4 million shares issuable upon the exercise of warrants, with an exercise price of $2.50 per share, which we have agreed to issue pursuant to a tentative settlement agreement we entered into in connection with a class action lawsuit.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

3.7	Certificate of Designation of Series E 8% Convertible Preferred Stock of drkoop.com, Inc.

4.8	Agency Warrant to purchase 36,000 shares of Series E 8% Convertible Preferred Stock issued to Commonwealth Associates, L.P.

10.111	Placement Agency Agreement, dated as of July 27, 2001, by and between drkoop.com, Inc. and Commonwealth Associates, L.P.

10.112	Form of Subscription Agreement (including the Registration Rights Agreement attached as Annex A thereto), by and between the Company and purchasers of Series E 8% Convertible Preferred Stock.

99.1	Text of press release, dated as of August 20, 2001, of drkoop.com, Inc.

99.2	Text of press release, dated as of August 29, 2001, of drkoop.com, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

drkoop.com, Inc.

Date: August 29, 2001	By	/s/ Richard M. Rosenblatt

Name: Richard M. Rosenblatt Title: Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

3.7	Certificate of Designation of Series E 8% Convertible Preferred Stock of drkoop.com, Inc.

4.8	Agency Warrant to purchase 36,000 shares of Series E 8% Convertible Preferred Stock issued to Commonwealth Associates, L.P.

10.111	Placement Agency Agreement, dated as of July 27, 2001, by and between drkoop.com, Inc. and Commonwealth Associates, L.P.

10.112	Form of Subscription Agreement (including the Registration Rights Agreement attached as Annex A thereto), by and between the Company and purchasers of Series E 8% Convertible Preferred Stock.

99.1	Text of press release, dated as of August 20, 2001, of drkoop.com, Inc.

99.2	Text of press release, dated as of August 29, 2001, of drkoop.com, Inc.

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